Exhibit 23 5

Rachlin *Cohen & Holtz*
Accountants • Advisors

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Form SB-2 of our report dated April 20, 2005 relating to the consolidated financial statements of Aurora Energy, Ltd. and Subsidiaries appearing in the Prospectus, which is a part of this Registration Statement.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

Rachlin Cohen & Holtz LLP

RACHLIN COHEN & HOLTZ LLP

Miami, Florida
November 14, 2005

Rachlin Cohen & Holtz LLP
One Southeast Third Avenue ▪ Tenth Floor ▪ Miami, Florida 33131 ▪ Phone 305.377.4228 ▪ Fax 305.377.8331 ▪ www.rachlin.com
An Independent Member of Baker Tilly International
MIAMI ▪ FORT LAUDERDALE ▪ WEST PALM BEACH ▪ STUART